EX-107
Calculation of Filing Fee Tables
S-8
(Form Type)
System1, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share, to be issued under System1, Inc. 2022 Incentive Award Plan	Rules 457(c) and 457(h)	2,835,531(2)	$$1.52	$$4,310,007.12	0.00014760	$$636.16
	Total Offering Amounts		2,835,531	$1.52	$$4,310,007.12		$$636.16
	Total Fee Offsets
	Net Fee Due						$$636.16

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) covers any additional number of shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”), of System1, Inc. (the “Company”) that become issuable under the System1, Inc. 2022 Incentive Award Plan (the “2022 Plan”) by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock that became available for issuance under the 2022 Plan on January 1, 2023, pursuant to an automatic annual increase provision therein.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Company’s shares of Common Stock as reported on the Nasdaq Stock Market LLC on December 6, 2023, which date is within five business days prior to the filing of this Registration Statement.